EXHIBIT 3.1

QUAKER CHEMICAL CORPORATION

(a Pennsylvania Corporation)

ARTICLES OF INCORPORATION

(as amended through July 31, 2013)

1.        The name of the Corporation is: Quaker Chemical Corporation.

2.        The location of its registered office in the Commonwealth of Pennsylvania is: One Quaker Park, 901 Hector Street, Conshohocken, PA 19428.

3.        The statute by or under which it was incorporated is: Act of April 29, 1874.

4.        The date of its incorporation is: October 20, 1930.

5.        (a)        The authorized capital stock of the Corporation is 30,000,000 shares of Common Stock, $1 par value per share, and 10,000,000 shares of Preferred Stock, $1 par value per share.

  (b)        1.        (A) Except as provided in subparagraph (b) 1. (B) of this Article 5, a holder of Common Stock shall be entitled to one (1) vote on each matter submitted to a vote of shareholders (whether such vote shall be taken at a meeting of shareholders or by consent in writing) for each share of Common Stock held of record by such holder as of the record date for such vote (the record date of the meeting of the shareholders or the date of the consent in writing, as the case may be, is hereinafter referred to as the “Record Date”).

         (B) A holder of Common Stock shall be entitled to ten (10) votes on each matter submitted to a vote of shareholders (whether such vote shall be taken at a meeting of shareholders or by consent in writing) for each share of Common Stock held of record by such holder as of the Record Date which meets one or both of the following criteria: (i) such share of Common Stock has had the same beneficial owner since May 7, 1987; or (ii) such share of Common Stock has had the same beneficial owner for at least thirty-six (36) consecutive calendar months (dating from the first day of the first full month on or after the date the holder acquired beneficial ownership of such share) prior to the Record Date.

         (C) Each share of Common Stock, whether at any particular time the holder thereof is entitled to exercise ten (10) votes or one (1) vote, shall be identical to all other shares of Common Stock in all other respects and together all shares of Common Stock shall constitute a single class of shares of the Corporation.

2.          For the purpose of determining the “beneficial owner” or “beneficial ownership” of a share of Common Stock and any changes thereof under subparagraph (b) l. (B) of this Article 5, the following shall apply:

         (A) Except as otherwise provided in this Article 5, the terms “beneficial owner” or “beneficial ownership” shall be defined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on the date of the adoption of this Article by the shareholders of the Corporation. Notwithstanding the preceding sentence, subparagraph (d)(i) of such Rule 13d-3 shall not apply.

         (B) A share of Common Stock held of record on a Record Date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Corporation. A share of Common Stock held of record on a Record Date in “street” or “nominee” name or by a broker, clearing agency, voting trustee, bank, trust company or other nominee shall be presumed to have been acquired by the beneficial owner thereof subsequent to May 7, 1987 and to have had the same beneficial owner for a period of less than thirty-six (36) consecutive months prior to such Record Date. The foregoing presumptions shall be rebuttable upon presentation to the Corporation, in accordance with such procedures as shall be established by the Corporation as provided in subparagraph (b) 3. of this Article 5, of satisfactory evidence to the contrary.

         (C) No change in beneficial ownership of a share of Common Stock shall be deemed to have occurred with respect to any of the following events: (i) upon the transfer of such share by gift, devise, bequest or otherwise through the laws of inheritance or descent; or by a trustee to a trust beneficiary under the terms of the trust; (ii) upon the appointment of a successor trustee, guardian or custodian with respect to such share; or (iii) upon the transfer of record or the transfer of a beneficial interest or interests in such share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

         (D) A share of Common Stock acquired by the holder as a result of a stock split, stock dividend, reclassification or other distribution of shares by the Corporation with respect to an existing share of Common Stock shall be deemed to have been acquired and held continuously by such holder on and from the date on which the existing share was acquired.

3.         All determinations concerning a change in beneficial ownership of Common Stock or the absence thereof, shall be made by the Corporation. Written procedures designed to enable such determinations to be made, shall be established and may be periodically amended by the Corporation. Such procedures shall provide among other things, the method and type of proof that will be accepted by the Corporation and the frequency with which such proof will be required. The Corporation and any transfer agent of shares of Common Stock may rely on any information concerning the beneficial ownership of Common Stock coming to their attention from any source and in any manner reasonably deemed by them to be reliable. Neither the Corporation nor any such transfer agent, however, shall be charged with any other knowledge concerning the beneficial ownership of Common Stock.

4.          Notwithstanding anything in any Article of the Articles of Incorporation of the Corporation to the contrary, each reference, in said Articles of Incorporation to a proportion of outstanding shares of “capital stock” shall refer and mean such proportion of the votes entitled to be cast by such shares.

(c)          The shares of Preferred Stock may be divided into and issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation, each such series to be distinctly titled and to consist of the number of shares designated by the Board of Directors. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, relative rights, preferences and limitations of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors may change the designation or number of shares, or the preferences, relative rights and limitations of the shares, of any theretofore established series of Preferred Stock, no shares of which have been issued. The Board of Directors of the Corporation is hereby expressly vested with authority to determine by resolution the preferences, relative rights and limitations of the Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

1.          The voting rights and powers (if any) of the Preferred Stock and each series thereof;

2.          The rates and times at which, and the terms and conditions on which, dividends (if any) on Preferred Stock and each series thereof, will be paid, and any dividend preferences or rights of cumulation;

3.          The rights (if any) of holders of Preferred Stock, and each series thereof, to convert the same into, or exchange the same for shares of other classes (or series of classes) of capital stock of the Corporation and the terms and conditions for each conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in events as the Board of Directors shall determine;

4.          The redemption rights (if any) of the Corporation and times at which the terms and conditions on which Preferred Stock and each series thereof may be redeemed; and

5.          The rights and preferences (if any) of the holders of Preferred Stock, and each series thereof, upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

   (d)      No holders of any class of stock of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, and such stock may be sold or issued to such person or persons as the Board of Directors may determine.

6.        Shareholders’ cumulative voting rights for the election of Directors are eliminated and denied.

7.        The number of directors of the Corporation shall be fixed from time to time in the manner provided in the By-Laws. The directors shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors. At the annual meeting of shareholders in 1983, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 1984, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting in the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

   A director may be removed with or without cause only by the affirmative vote of the holders of at least eighty (80%) percent of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

   Notwithstanding the foregoing, whenever the holders of any class of stock (other than Common Stock) issued by the Corporation shall have the right, voting separately as a class or otherwise, to elect directors, then the authorized number of directors of the Corporation shall be increased by the number of additional directors to be elected, and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto.

   Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least eighty (80%) percent of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article 7.

8.        Special meetings of the shareholders may be called by the Chairman of the Board or the President and shall be called by the Secretary when directed by the Board of Directors or by the written request of the holders of at least eighty (80%) percent of the outstanding shares of capital stock of the Corporation entitled to vote at such meeting.

   Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least eighty (80%) percent of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article 8.

9.        I.        In addition to any affirmative vote required by Pennsylvania law or any other provision of these Articles of Incorporation, the affirmative vote of the holders of not less than eighty (80%) percent of the outstanding shares of “Voting Stock” of the Corporation (as hereinafter defined), voting together as a single class, shall be required for the approval or authorization of any “Business

Combination” (as hereinafter defined) involving a “Related Person” (as hereinafter defined); provided, however, that the eighty (80%) percent voting requirement shall not be applicable if:

    (A)        The “Continuing Directors” of the Corporation (as hereinafter defined) by a two-thirds vote have expressly approved the Business Combination either in advance of or subsequent to the acquisition of outstanding shares of Voting Stock of the Corporation that caused the Related Person to become a Related Person; or

    (B)        If the following conditions are satisfied:

       (1)    The aggregate amount of the cash and the fair market value, as determined by two-thirds of the Continuing Directors, of the property, securities or other consideration to be received per share of capital stock of the Corporation in the Business Combination by holders of capital stock of the Corporation, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (as these terms are hereinafter defined) paid by the Related Person in acquiring any of its holdings of the Corporation’s capital stock; and

       (2)    A proxy or information statement complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination from the point of view of the holders of the outstanding shares of capital stock of the Corporation other than any Related Person.

II.         For purposes of this Article 9:

    (A)        The term “Business Combination” shall mean (i) any merger or consolidation of the Corporation or a subsidiary of the Corporation into or with a Related Person, in each case irrespective of which corporation or company is the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with a Related Person (in a single transaction or a series of related transactions) of all or a “Substantial Part” (as hereinafter defined) of the assets of the Corporation (including without limitation any securities of a subsidiary) or of a subsidiary of the Corporation; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the Corporation or to or with a subsidiary of the Corporation (in a single transaction or series of related transactions) of all or a Substantial Part of the assets of a Related Person; (iv) the issuance of any securities of the Corporation or of a subsidiary of the Corporation to a Related Person (other than an issuance of securities which is effected on a pro rata basis to all shareholders of the Corporation); (v) any recapitalization or reclassification of securities (including any reverse stock split) of the Corporation which would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding Voting Stock of the Corporation owned by a Related Person; (vi) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; and (vii) the acquisition by the Corporation or by a subsidiary of the Corporation of any securities of a Related Person.

    (B)        The term “Related Person” shall mean any individual, corporation, partnership or other person or entity (other than any subsidiary of the Corporation and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or a subsidiary of the Corporation) which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article by the shareholders of the Corporation (collectively and as so in effect, the “Exchange Act”)), are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of ten (10%) percent or more of the outstanding shares of Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

    (C)        The term “Substantial Part” shall mean assets having a fair market value, as determined by two-thirds of the Continuing Directors, of more than twenty (20%) percent of the total consolidated assets of the Corporation and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

    (D)        Without limitation, any shares of Voting Stock of the Corporation that any Related Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be beneficially owned by the Related Person and to be outstanding for purposes of subparagraph (B) above.

    (E)        For the purposes of subparagraph (B)(1) of paragraph I of this Article 9, the term “other consideration to be received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by shareholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

    (F)        The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors and each reference to a proportion of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

    (G)        The term “Continuing Director” shall mean a director who was a member of the Board of Directors of the Corporation at the date of the adoption of this Article by the shareholders of the Corporation, together with each director who either (i) was a member of the Board of Directors immediately prior to the time that the Related Person involved in a Business Combination became the Beneficial Owner of ten (10%) percent of the Voting Stock of the Corporation, or (ii) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.

    (H)        A Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by the Continuing Directors, the price so paid shall be deemed to be the higher of (i) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (ii) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

    (I)        The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article 9 shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, appropriate adjustments shall be made for recapitalizations and for stock splits, stock dividends and like distributions or transactions, and all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Related Person with respect to the shares of capital stock of the Corporation acquired by the Related Person. In the case of any Business Combination with a Related Person, the Continuing Directors should determine the Highest Equivalent Price for each class and series of the capital stock of the Corporation.

III.        Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of at least eighty (80%) percent of the outstanding shares of Voting Stock of the Corporation, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article 9.